EXHIBIT 99.1

***For Immediate Release***

News Release: Contact:	October 11, 2006 Connie Waks 206.340.2305 • cwaks@fhlbsea.com

Seattle Bank Announces Capital Plan Changes

New Capital Structure Supports Growth of

Cooperative’s Advance Business

Seattle – The Federal Home Loan Bank of Seattle (Seattle Bank) today announced changes to its capital plan that are intended to enable the financial cooperative to better utilize its capital stock to support the growth of its advance business.

The capital plan changes, which were approved today by the Seattle Bank’s regulator, the Federal Housing Finance Board, include two key provisions: creation of a new Class A stock with a six-month redemption period, and creation of a temporary excess stock pool to support new borrowings by members that have fully leveraged their Seattle Bank stock. Additional changes, including conversion of the bank’s existing Class B(1) and Class B(2) stock into a single Class B stock, are designed to simplify the terms and provisions of the capital plan.

“The Finance Board’s approval of these changes to our capital plan supports our members and our mission,” said James E. Gilleran, president and CEO of the Seattle Bank. “The excess stock pool increases our members’ current borrowing capacity, and the addition of Class A stock offers greater flexibility with respect to their subsequent investments in the Seattle Bank. We anticipate that, as our advance volumes grow, so will the profitability of our cooperative.”

Simultaneous with the creation of the excess stock pool, the Seattle Bank will increase the stock purchase requirement for new advances from 2.5 percent to 4.0 percent of outstanding advances, which mirrors the bank’s minimum statutory capital-to-assets requirement. In addition, certain restrictions will apply to the use of the excess stock pool. The Seattle Bank expects that the capital plan changes will become effective on or around December 1, 2006.

The changes announced today support the Seattle Bank’s ongoing transition to an advance-focused business. As a part of its business transition, the Seattle Bank has grown its advance business from $14.9 billion as of December 31, 2004, to $26.9 billion as of June 30, 2006. The bank has also reduced operating expenses and improved its

Seattle Bank Press Release

overall risk management. The Seattle Bank is tracking ahead of its original business transition plan and expects continued profitability for the remainder of 2006 and beyond.

For additional information regarding today’s announcement, please refer to the Seattle Bank’s revised Capital Plan and related Form 8-K to be filed with the SEC on or before Tuesday, October 17. These items will be available on the Seattle Bank’s Web site at www.fhlbsea.com.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable over 370 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country’s largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release includes financial information and forward-looking statements regarding events that may impact the bank’s future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from projections because of many factors. Such factors may include, but are not limited to, member’s willingness to take advantage of the approved capital plan amendments and the resulting demand for advances, business adjustments, changes in the bank’s management and Board of Directors, regulatory actions or approvals, competitive pressure from alternative funding sources, accounting adjustments or requirements, interest rate volatility, the bank’s ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging, and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank’s audited 2005 financial statements and related footnotes and Management’s Discussion and Analysis for the year ended December 31, 2005, which are available on the Seattle Bank’s Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.